Exhibit 99.(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tributary Funds, Inc.:

We consent to the use of our reports dated May 23, 2013, incorporated herein by reference, and to the references to our firm under the headings “Tributary Funds Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
July 22, 2013